Exhibit 5.1

Donald J. Riccitelli Corporate Counsel and Assistant Secretary 1000 Stanley Drive, New Britain, CT 06053 T (860) 827-3989 F (860) 827-3911 November 6, 2012

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, CT 06053

Ladies and Gentlemen:

I am Corporate Counsel to Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), and have represented the Company in connection with the Underwriting Agreement, dated November 1, 2012 (the “Underwriting Agreement”), among Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several Underwriters named therein (the “Underwriters”), The Black & Decker Corporation, a Maryland corporation (“Black & Decker”), and the Company, relating to the sale by the Company to the Underwriters of $800,000,000 aggregate principal amount of the Company’s 2.90% Notes due 2022 (the “Notes”) to be issued under the indenture, dated as of November 1, 2002 (the “Initial Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”) to JPMorgan Chase Bank, as supplemented by the Second Supplemental Indenture, dated as of March 12, 2010 (the “Second Supplemental Indenture”), and the Fifth Supplemental Indenture, dated as of the date hereof (together with the Second Supplemental Indenture and the Initial Indenture, the “Indenture”), among the Company, Black & Decker and the Trustee. The Underwriting Agreement, the Indenture and the Note Certificates (as defined below) are referred to herein collectively as the “Transaction Documents.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, I have examined and relied on originals or copies of the following:

(a) the registration statement on Form S-3 (File No. 333-178017) of the Company relating to the Notes and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act on November 16, 2011, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Stanley Black & Decker, Inc.

November 6, 2012

(b) an executed copy of the Underwriting Agreement;

(c) an executed copy of the Indenture, including Article XII thereof which includes the guarantee obligations of Black & Decker;

(d) the global certificates evidencing the Notes registered in the name of Cede & Co. (the “Note Certificates”) in the form delivered by the Company to the Trustee for authentication and delivery;

(e) the Certificate of Incorporation of the Company;

(f) the By-laws of the Company; and

(g) certain resolutions of the Board of Directors of the Company, adopted October 13 and 14, 2011 and July 13, 2012, and the action by written consent of the sole member of the Special Securities Committee thereof, dated November 1, 2012.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies.

The opinions expressed herein are limited to the laws of the State of Connecticut and I do not express any opinion herein concerning any other law. The Indenture provides that it is governed by the laws of the State of New York. To the extent that the opinion expressed herein relates to matters governed by the laws of the State of New York, I have relied, with their permission, as to all matters of New York law, on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated the date hereof, which is filed herewith as Exhibit 5.2 to the Company’s Current Report on Form 8-K, and my opinion is subject to the exceptions, qualifications and assumptions contained in such opinion.

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

I have assumed that the execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under (i) any

Stanley Black & Decker, Inc.

November 6, 2012

agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule or regulation to which the Company or any of its properties is subject (except that I do not make the assumption set forth in this clause (ii) with respect to Opined-on Law (as defined below)), (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

My opinions set forth herein are limited to those laws of the State of Connecticut that, in my experience, are normally applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined-on-Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined-on-law or as to the effect of any such non-Opined-on-Law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Notes constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, dated the date hereof. I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Donald J. Riccitelli
Donald J. Riccitelli
Corporate Counsel